Exhibit 10.1
EXECUTION VERSION

CERTAIN INFORMATION IDENTIFIED BY “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

INVESTMENT AGREEMENT

dated as of July 1, 2026

by and among

BridgeBio Pharma, Inc.

and

the Purchasers identified herein

i

Exhibits and Schedules

Exhibit A:	Form of Certificate of Designations
Exhibit B:	Form of Registration Rights Agreement
Schedule A:	Schedule of Purchasers
Schedule B:	Disclosure Schedule
Schedule C:	Current Royalty Obligations
Schedule D:	Prohibited Transferee

ii

INVESTMENT AGREEMENT, dated as of July 1, 2026 (this “Agreement”), by and among BridgeBio Pharma, Inc., a Delaware corporation (the “Company”) and each of the parties identified on Schedule A (each, a “Purchaser” and collectively the “Purchasers”).

RECITALS:

WHEREAS, the Company proposes to issue and sell to the Purchasers shares of its preferred stock, par value $0.001 per share, designated as “Series A Cumulative Convertible Participating Preferred Stock” (the “Preferred Stock”), having the terms set forth in the Certificate of Designations, Preferences and Rights of Series A Cumulative Convertible Participating Preferred Stock in the form attached hereto as Exhibit A (the “Certificate of Designations”), subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Preferred Stock will be convertible into shares of Common Stock of the Company on the terms set forth in the Certificate of Designations and this Agreement; and

WHEREAS, capitalized terms used in this Agreement have the meanings set forth in Section 6.9.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I
PURCHASE; CLOSING

Section 1.1          Purchase. On the terms and subject to the conditions herein, on the Closing Date, the Company agrees to sell and issue to the Purchasers, and each Purchaser agrees, severally and not jointly, to purchase from the Company, a number of shares of Preferred Stock specified on Schedule A (the “Purchased Shares”) at a per share purchase price of one thousand dollars ($1,000), which shares of Preferred Stock shall be issued to such Purchaser free and clear of any Liens (other than restrictions arising under applicable securities Laws and the restrictions set forth in this Agreement and the Certificate of Designations).

Section 1.2          Closing.

(a)         The closing of the purchase and sale by the Purchasers of the Purchased Shares pursuant to this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”) or at such other date, time and place as the Company and the Purchasers mutually agree in writing.

(b)         Subject to all of the terms and conditions of this Agreement, and in reliance on the representations, warranties, covenants and other agreements set forth herein, at the Closing:

(1)         the Company shall deliver or cause to be delivered to each Purchaser (A) evidence of the issuance of such Purchaser’s Purchased Shares reasonably satisfactory to such Purchaser, (B) the Registration Rights Agreement, duly executed by the Company, (C) evidence of the filing of the Certificate of Designations with the Secretary of State of the State of Delaware and (D) [***]as of the Closing Date; and

(2)         each Purchaser shall deliver or cause to be delivered (A) to the bank account designated by the Company in writing such Purchaser’s Purchase Price by wire transfer of immediately available funds, (B) the Registration Rights Agreement, duly executed by such Purchaser, and (C) an IRS Form W-9 or an IRS Form W-8IMY indicating that such Purchaser is a withholding foreign partnership or a nonwithholding foreign partnership one hundred percent (100%) of the beneficial owner(s) of which are withholding foreign partnership(s), in each case, certifying an exemption from US federal withholding Taxes, as applicable, duly executed by such Purchaser.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (a) in the SEC Documents filed or furnished by the Company with the SEC, and publicly available, after December 31, 2025 and before the date of this Agreement (but excluding any disclosures set forth in risk factors or any “forward-looking statements” within the meaning of the Securities Act or the Exchange Act) or (b) in a correspondingly identified schedule attached hereto as Schedule B (such schedules, collectively, the “Disclosure Schedule”), the Company represents and warrants to the Purchasers, as of the date hereof (except to the extent made only as of a specified date, in which case as of such date), that:

Section 2.1          Organization and Authority.

(a)         The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, has all requisite corporate power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where such failure to be so qualified, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect. True and accurate copies of the certificate of incorporation of the Company (the “Certificate of Incorporation”) and the bylaws of the Company (the “Bylaws”), each as in effect as of the date of this Agreement, have been made available to the Purchasers prior to the date hereof (including via the SEC Documents).

(b)         Each Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, has all requisite corporate or other applicable entity power and authority to own its properties and conduct its business as presently conducted, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where such failure to be so qualified, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect. As used herein, “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such Person or a subsidiary of such Person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, that is directly or indirectly owned by such person and/or one or more subsidiaries thereof; and “Company Subsidiary” means any Subsidiary of the Company.

Section 2.2          Capitalization.

(a)         The authorized capital stock of the Company consists of twenty five million (25,000,000) shares of Preferred Stock, par value $0.001 per share, and five hundred million (500,000,000) shares of Common Stock, par value $0.001 per share. As of the close of business on May 31, 2026 (the “Capitalization Date”), there were 196,036,786 shares of Common Stock issued and outstanding and no shares of preferred stock of the Company issued and outstanding. As of the close of business on the Capitalization Date, (i) 10,298,623 shares of Common Stock were subject to issuance upon the exercise of stock options outstanding on such date that were granted pursuant to the Company Equity Plans (“Company Stock Options”), of which 766,431 were then unvested, (ii) 9,093,581 unvested time-based restricted stock units from awards granted pursuant to the Company Equity Plans (“Company RSUs”) were outstanding, (iii) 402,044 unvested performance-based restricted stock units (at target level of performance) granted pursuant to the Company Equity Plans (“Company PSUs”) were outstanding, (iv) 9,572,528 shares of Common Stock were held by the Company in its treasury, (v) 9,266,892 shares of Common Stock were available for future awards under the Company Equity Plans and (vi) 2,969,167 shares of Common Stock are available for issuance under the Company’s Employee Stock Purchase Plan. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. From the Capitalization Date through and as of the date of this Agreement, no other shares of Common Stock or preferred stock have been issued other than those shares of Common Stock issued or subject to issuance upon the exercise of outstanding Company Stock Options or the vesting and settlement of Company RSUs or Company PSUs that were outstanding as of the Capitalization Date. As of the date of this Agreement, the Company does not have an outstanding shareholder rights plan or “poison pill” or any similar arrangement in effect.

(b)         (i) Each Company RSU, Company PSU and Company Stock Option was granted in all material respects in compliance with all applicable Laws and in all material respects with the terms and conditions of the Company Equity Plans pursuant to which it was issued, (ii) each Company Stock Option has (A) an exercise price per share equal to or greater than the fair market value of a share of Common Stock on the date of grant of such Company Stock Option (as determined by the Company’s board of directors or compensation committee in a manner intended to comply with Section 409A of the Code) and (B) a grant date no earlier than the date on which the Company’s board of directors or compensation committee (or a duly authorized delegate thereof) actually awarded such Company Stock Option, and (iii) each Company RSU, Company PSU and Company Stock Option qualifies for the Tax and accounting treatment afforded to such, Company RSU, Company PSU and Company Stock Option, as applicable, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group.

(c)         No bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the date of this Agreement, except (i) pursuant to any cashless exercise provisions of any Company Stock Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under Company Stock Options, Company RSUs or Company PSUs, and (ii) as set forth in Section 2.2(a), the Company does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, warrants, calls, commitments or other rights or agreements, in each case calling for the purchase or issuance of, or securities or rights convertible into, or exchangeable for, any shares of Common Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company.

Section 2.3          Authorization.

(a)         The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company (the “Company Board”) or duly authorized committee thereof, including any payment of dividends on the Purchased Shares other than in cash. This Agreement has been, and the other Transaction Documents will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchasers, this Agreement is, and each of the other Transaction Documents will be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement or the other Transaction Documents, and, other than the Stockholder Approval (to the extent required by the applicable rules of Nasdaq to permit the conversion of the Preferred Stock into shares of Common Stock in excess of the limitations on conversion set forth in the Certificate of Designations), no other corporate proceedings (except to the extent set forth in the other Transaction Documents) or approval of the Company’s stockholders are necessary for the performance by the Company of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the conversion of Purchased Shares in accordance with the Certificate of Designations).

(b)         Neither the execution and delivery by the Company of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of any Company Group Member under any of the terms, conditions or provisions of (A) the Certificate of Incorporation, the Certificate of Designations, the Bylaws or the certificate of incorporation, charter, articles of association, bylaws or other governing instrument of any Company Subsidiary or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Company Group Member is a party or by which it may be bound, or to which any Company Group Member or any of the properties or assets of any Company Group Member may be subject (including any of the Existing Debt Agreements), or (ii) violate any law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to any Company Group Member or any of its respective properties or assets, except in the case of clauses (i)(B) and (ii), for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)         Other than the securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents), except where the failure to obtain such approval or to provide or obtain such notice, registration, declaration, filing, exemption, review, authorization, order, consent or obtain the expiration of such waiting period would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)         The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on Nasdaq, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq, nor has the Company received as of the date of this Agreement any notification that the SEC or Nasdaq is contemplating terminating such registration or listing or otherwise.

Section 2.4          Sale and Status of Securities.

(a)         Subject to the accuracy of the representations made by the Purchasers in Section 3.3, the offer, sale and issuance of the Purchased Shares (i) have been and will be made in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act, and (ii) will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state blue sky laws.

(b)         (i) The Purchased Shares and (ii) the shares of Common Stock issuable upon conversion of the Purchased Shares (including shares of Preferred Stock issued as dividends thereon as provided in the Certificate of Designations) have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement or the Certificate of Designations, the Purchased Shares will be validly issued, fully paid and nonassessable, will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in each Purchaser good title to such Purchaser’s Purchased Shares, free and clear of all Liens (other than restrictions arising under applicable securities Laws and the restrictions set forth in this Agreement and the Certificate of Designations). Upon any conversion of any Purchased Shares (including shares of Preferred Stock issued as dividends thereon as provided in the Certificate of Designations), the shares of Common Stock upon such conversion will be validly issued, fully paid and non-assessable, and will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in such Purchaser good title to all such securities, free and clear of all Liens (other than restrictions arising under applicable securities Laws and the restrictions set forth in this Agreement). The respective rights, preferences, privileges and restrictions of the Common Stock and the Preferred Stock are as stated in the Certificate of Incorporation and the Certificate of Designations and the Bylaws. The shares of Common Stock and shares of Preferred Stock to be issued upon any conversion of the Purchased Shares (including shares of Preferred Stock issued as dividends thereon as provided in the Certificate of Designations) have been duly reserved for such issuance.

Section 2.5          SEC Documents; Financial Statements.

(a)         The Company has filed all required reports, proxy statements, forms, and other documents with the U.S. Securities and Exchange Commission (the “SEC”) since December 31, 2023 (collectively, the “SEC Documents”). Each of the SEC Documents, as of its respective date, complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, as of their respective dates, or if amended, as of the date of the last such amendment, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)         The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company Group is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Company Board’s audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the Knowledge of the Company, there is no reason that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(c)         There is no transaction, arrangement or other relationship between the Company and/or any of the Company Subsidiaries and an unconsolidated or other off-balance sheet entity that is required by applicable Law to be disclosed by the Company in its SEC Documents and is not so disclosed.

(d)         The financial statements of the Company and the consolidated Company Subsidiaries included in the SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (ii) have been prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and the consolidated Company Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Company and the consolidated Company Subsidiaries for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosures and normal audit adjustments, which are not reasonably expected to be material individually or in aggregate).

Section 2.6          Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, (ii) liabilities incurred since March 31, 2026 listed on Schedule 2.6 of the Disclosure Schedule, and (iii) liabilities incurred pursuant to the transactions contemplated by the Transaction Documents, the Company Group does not have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto).

Section 2.7          Absence of Changes. Since December 31, 2025 through the date of this Agreement, the Company Group has been operating in the ordinary course of business consistent with past practice and there has not been any Company Material Adverse Effect.

Section 2.8          Brokers and Finders. No Company Group Member and none of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.

Section 2.9          Registration Rights. Except as provided in the Registration Rights Agreement or disclosed in its SEC Documents, the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding equity securities or any of its equity securities that may be issued subsequently.

Section 2.10        Compliance with Laws; Anti-Corruption; Trade Controls.

(a)         No Company Group Member is, or since January 1, 2023, has been, in violation in any respect of any applicable Law, except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole. No Company Group Member is, to the Knowledge of the Company, subject to a pending investigation by a Governmental Entity with respect to compliance with any applicable Law, except for (i) such of the foregoing as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, and (ii) as otherwise expressly disclosed in the SEC Documents.

(b)         Since January 1, 2023, each Company Group Member and, to the Knowledge of the Company, each of its respective officers, directors, employees and agents acting in their capacities as such or otherwise on behalf of the Company Group (together with the term Company Group Member, collectively, the “Relevant Persons”), have not directly or indirectly violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010 or any other anti-corruption or anti-bribery Laws applicable to any Company Group Member.

(c)         Since January 1, 2023, the Relevant Persons have not directly or indirectly taken any act in furtherance of any unlawful payment, gift, bribe, rebate, loan, payoff, kickback or any other unlawful transfer of value, or offer, promise or authorization thereof, to any Person, including any Government Official, for the purpose of: (i) improperly influencing or inducing such Person to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty or (ii) inducing such Person to influence improperly his or her or its employer, public or private, or any Governmental Entity, to affect an act or decision of such employer or Governmental Entity, including to assist any Person in obtaining or retaining business, except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole.

(d)         Since January 1, 2023, the Relevant Persons have not in the course of their actions for, or on behalf of, any Company Group Member engaged directly or indirectly in transactions: (i) connected with any of North Korea, Crimea, Cuba, Iran, Syria (solely with respect to the period from January 1, 2023 through July 1, 2025 when it was removed from the sanctions list), Myanmar or Sudan; (ii) connected with any government, country or other entity or Person that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or by His Majesty’s Treasury in the U.K., or the target of any applicable U.N., E.U. or other international sanctions regime, including any transactions with specially designated nationals or blocked persons designated by OFAC or with persons on any U.N., E.U. or U.K. assets freeze list; or (iii) that is prohibited by any Law administered by OFAC, or by any other economic or trade sanctions Law of the U.S. or any other jurisdiction, except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole.

(e)         Since January 1, 2023, no Relevant Person is a Person whose property or interests in property are blocked or frozen under the economic sanctions laws of the U.S., the E.U. or any other jurisdiction, and no Relevant Person is designated as a denied person by the U.S. Commerce Department Bureau of Industry and Security, except (in each case) as would not, individually or in the aggregate, be material to the Company Group, taken as a whole.

(f)         Since January 1, 2023, the Relevant Persons have not in the course of their actions for, or on behalf of, any Company Group Member exported or reexported (including deemed exportation or reexportation) any merchandise, Software or technology in violation of the Export Administration Regulations or any other applicable export control laws of the U.S. or any other jurisdiction, except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole.

(g)         Since January 1, 2023, to the Knowledge of the Company, the Relevant Persons have not in the course of their actions for, or on behalf of, any Company Group Member taken any actions, refused to take any actions, or furnished any information in violation of the applicable U.S. laws restricting participation in international boycotts, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.11        Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to have the effect of terminating the registration of the Common Stock under the Exchange Act nor has the Company received as of the date of this Agreement any notification that the SEC is contemplating terminating such registration.

Section 2.12        Nasdaq Listing. The Company has provided the applicable listing of additional shares notification to Nasdaq, and Nasdaq has not made any objection (not subsequently withdrawn) that the consummation of the transactions contemplated by this Agreement would violate Nasdaq listing rules applicable to the Company and that if not withdrawn would result in the delisting of the shares of Common Stock issuable upon the conversion of the Preferred Stock issued to the Purchasers pursuant to this Agreement and the Certificate of Designations.

Section 2.13        Existing Debt Agreements. The Company Group is as of the date hereof, and, after giving effect to the transactions contemplated hereby, as of immediately following the Closing, shall be, in compliance in all material respects with the covenants, requirements, terms and conditions set forth in the Existing Debt Agreements. Upon request, the Company has provided correct and complete copies of each Existing Debt Agreement as in effect as of the date hereof.

Section 2.14        State Securities Laws. The Company has (a) obtained all necessary permits and qualifications, if any, or secured an exemption therefrom, required by any state or country prior to the offer and sale of the Purchased Shares and (b) caused such authorization, approval, permit or qualification to be effective as of the date hereof.

Section 2.15        Compliance.

(a)         The Company Group has all Registrations from the FDA, EMA, PMDA and comparable supranational or foreign counterparts or any other Governmental Entity required to conduct their respective businesses as currently conducted with respect to the Products, except where the failure to have all such Registrations would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. Each of such Registrations is valid and subsisting in full force and effect, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. To the Knowledge of the Company, neither FDA, EMA, PMDA nor any other applicable Governmental Entity has threatened limiting, suspending, or revoking such Registrations or changing the scope of the marketing authorization or the labeling of any Products under such Registrations except where such limitations, suspensions, revocations or changes would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. To the Knowledge of the Company, there is no false or materially misleading information or material omission in any Product application or other notification, submission or report to the FDA, EMA, PMDA or any other applicable Governmental Entity, in each case with respect to the Products, that was not corrected by subsequent submission, and all such applications, notifications, submissions and reports provided by the Company Group with respect to the Products were true, complete, and correct in all material respects as of the date of submission to FDA, EMA, PMDA or any other applicable Governmental Entity (and/or any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable FDA Laws have been submitted to the necessary Regulatory Authorities), except, in each case, as would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. Since January 1, 2023, no Company Group Member has failed to fulfill and perform their obligations which are due under each such Registration, and to the Knowledge of the Company, since January 1, 2023, no event has occurred or condition or state of facts exists which would constitute a breach or default under any such Registration, in each case that would reasonably be expected to cause the revocation, termination or suspension or material limitation of any such Registration. To the Knowledge of the Company, any third party that develops, researches, manufactures, Commercializes, distributes, sells or markets the Products pursuant to an agreement with the Company or the Company Subsidiaries (each, a “Seller Partner”) is in compliance with all Registrations from the FDA, EMA, PMDA and any other applicable Governmental Entity insofar as they pertain to the Products, and each such Seller Partner is, and since January 1, 2023 has been, in compliance with applicable Public Health Laws with respect to its activities relating to the Products, except, in each case, where the failure to so be in compliance would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities.

(b)         To the Knowledge of the Company, the Company Group is in compliance, and since January 1, 2023, has been in compliance, with all applicable Public Health Laws with respect to its activities relating to the Products, except to the extent that any such non-compliance, individually or in the aggregate, would not reasonably be expected to result in Material Regulatory Liabilities.

(c)         To the extent applicable, the Products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold, marketed or delivered by or on behalf of the Company Group, that are subject to the jurisdiction of the FDA, EMA, PMDA or any comparable Governmental Entity have, since January 1, 2023, been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold, marketed or delivered in compliance with the Public Health Laws applicable to the Products, except for such noncompliance that would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. Since January 1, 2023, no Product has been the subject of any material product liability or material warranty action against the Company Group or any non-legal claim for Clinical Trial compensation by trial participants.

(d)         (i) The Company Group has not since January 1, 2023, with respect to the Product, received any written notice or communication from the FDA, EMA, PMDA or any other Governmental Entity alleging material noncompliance with any applicable Public Health Law with respect to their respective activities related to the Products, including without limitation any notice of inspectional observation, written notice of adverse finding, written notice of violation, warning letters, untitled letters or other written notices from the FDA, EMA, PMDA and (ii) to the Knowledge of the Company, the Company Group has not since January 1, 2023 received any written notice or communication from the FDA, EMA, PMDA or any other Governmental Entity alleging material noncompliance with any Public Health Law, including without limitation any such notice of inspectional observation, notice of adverse finding, notice of violation, warning letters, untitled letters or other notices from the FDA or other Governmental Entity relating to the Company Group’s work, in each case, in connection with the Products, and in each case except where any of the foregoing would not, whether individually or in the aggregate, reasonably be expected to result in Material Regulatory Liabilities. Since January 1, 2023, there have been no material recalls, field notifications, field corrections, market withdrawals or replacements, detentions, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an actual or potential lack of safety, efficacy, or regulatory compliance of the Products (“Safety Notices”) or clinical hold orders issued by the FDA, EMA, PMDA or other Regulatory Authority with respect to an ongoing or anticipated Clinical Trial of any Product except, in each case, as would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. To the Knowledge of the Company, as of the date hereof there exist no facts or circumstances that would be reasonably expected to result in (A) a material Safety Notice, (B) a material change in labeling of any Product, or (C) a termination of manufacturing, distribution, or commercialization of any Product.

(e)         Since January 1, 2023, the Company has not violated, is in violation of, or has been given written notice that it has violated, and, to the Knowledge of the Company, none of the Company Group Members is under investigation with respect to its violation of, or threatened to be charged with any violation of, any applicable law or any judgment of any Governmental Entity, in each case, with respect to the Products and which violation would reasonably be expected to result in a Company Material Adverse Effect.

Section 2.16        Material Licenses.

(a)         Schedule 2.16 of the Disclosure Schedule lists all of the Material Licenses as of the date hereof. Except as set forth on Schedule 2.16 of the Disclosure Schedule, as of the date hereof, neither such Company Group Member nor the respective counterparty thereto has made or entered into any amendment, supplement or modification to, or granted any waiver under any provision of any Material License to which any Company Group Member is a party. A true, correct and complete copy of each Material License (including all amendments, supplements or modifications thereto) has been provided to the Purchasers upon request by the Company prior to the Closing Date.

(b)         To the Knowledge of the Company, and except as set forth on Schedule 2.16(b) of the Disclosure Schedule, each Material License to which the Company Group is a party is a valid and binding obligation of the Company Group and the counterparty thereto. To the Knowledge of the Company, each Material License is enforceable against each counterparty thereto in accordance with its terms except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). To the Knowledge of the Company, and except as set forth on Schedule 2.16(b) of the Disclosure Schedule, each Material License identified on Schedule 2.16 will continue to be legal, valid, binding, enforceable (except as such enforceability may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law)), and in full force and effect on identical terms, immediately following the consummation of the transactions contemplated by this Agreement. The Company Group has not received any written notice challenging the validity, enforceability or interpretation of any provision of a Material License.

(c)         The Company Group has not (i) given notice to a counterparty of the termination of any Material License to which a Company Group Member is a party (whether in whole or in part) or any notice to a counterparty expressing any intention  to terminate any such Material License or (ii) received from a counterparty thereto any written notice of termination of any such Material License (whether in whole or in part) or any written notice from a counterparty expressing any intention  to terminate any such Material License.

(d)         There is and has been no material breach or default under any Material License to which the Company Group is a party either by the Company Group Member or, to the Knowledge of the Company, by the respective counterparty thereto.

(e)         The Company Group has not consented to any assignment by the counterparty to any Material License to which a Company Group Member is a party of any of its rights or obligations under any such license and, to the Knowledge of the Company, the counterparty has not assigned any of its rights or obligations under any such Material License to any Person.

(f)         The Company Group has not notified any Person of any claims for indemnification under any Material License to which a Company Group Member is a party nor has a Company Group Member received any written claims for indemnification under any such Material License.

(g)         The Company Group has not received any written notice from, or given any written notice to, any counterparty to any Material License to which a Company Group Member is a party regarding any infringement of any of the Intellectual Property Rights licensed thereunder.

Section 2.17        Intellectual Property.

(a)         To the Knowledge of the Company, the Company Group owns or controls through Material Licenses all Product IP that is necessary or material to the Exploitation of the Product as currently conducted and proposed to be conducted. The Company Group owns or controls all Product Assets (other than Product IP) that are necessary for or material to the Exploitation of the Product as currently conducted or proposed to be conducted after Regulatory Approvals of the Product in the Territory.  Except as set forth in Schedule 2.17(a) or in the Material Licenses, the Company Group wholly owns or has the exclusive right and license to develop, manufacture, use and Commercialize the Product under the Product IP and the Product Assets.

(b)         Schedule 2.17(b) of the Disclosure Schedule lists all of the currently existing Patents included in the Product IP that are (i) owned by the Company Group (“Owned Existing Patents”) and (ii) exclusively licensed or exclusively controlled by the Company Group (“Licensed Existing Patents,” and together with the Owned Existing Patents, “Existing Patents”) and specifies, as to each such Patent, the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent numbers and application numbers and filing dates, and the record owner(s) of each such Patent. Except as set forth on Schedule 2.17(b) of the Disclosure Schedule, the applicable Company Group Member is the sole and exclusive registered owner of all the Owned Existing Patents and owns the entire right, title and interest in and to such Owned Existing Patents, free and clear of all Liens (other than Permitted Liens).

(c)         Except as set forth on Schedule 2.17(c), no Company Group Member is a party to any pending, and, to the Knowledge of the Company, there is no threatened litigation, interference, reexamination, reissue, inter partes review, post grant review, cancellation, nullification, opposition or like procedure or patent office proceeding involving any Owned Existing Patents, and to the Knowledge of the Company, Licensed Existing Patents.

(d)         Except as set forth on Schedule 2.17(d) of the Disclosure Schedule, all of the issued Patents within the Owned Existing Patents, and to the Knowledge of the Company within the Licensed Existing Patents, are in full force and effect, and have not lapsed, expired or otherwise been terminated, abandoned, or disclaimed, and, to the Knowledge of the Company, are enforceable and valid, and in full force and effect. None of the Company Group Members has received any written notice relating to the lapse, expiration or other termination, abandonment or disclaimer of any of the issued Patents within the Owned Existing Patents, and to the Knowledge of the Company Licensed Existing Patents. None of the Company Group Members nor any of their Affiliates has received any written notice from a third party that challenges the inventorship or ownership of the registered owner of any of the Owned Existing Patents, and to the Knowledge of the Company any of the Licensed Existing Patents, or alleges that any Owned Existing Patents, and to the Knowledge of the Company any Licensed Existing Patents, are invalid or unenforceable.

(e)          To the Knowledge of the Company, each Person associated with the filing and prosecution of the Owned Existing Patents, and to the Knowledge of the Company, in the Licensed Existing Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any patent office, including the U.S. Patent and Trademark Office, in those jurisdictions where such duties exist.

(f)          None of the Company Group Members nor any of their Affiliates has received any written notice that there is any, and, to the Knowledge of the Company, there is no Person who is or claims to be an inventor under any of the Existing Patents who is not a named inventor thereof.

(g)         The Company Group has paid, when due, all maintenance fees, annuities and like payments required with respect to all of the Owned Existing Patents, and to the Knowledge of the Company all of the Licensed Existing Patents.

(h)         To the Knowledge of the Company, the Exploitation of the Product in the Territory, as currently conducted and currently proposed to be conducted after Regulatory Approvals of the Product in the Territory, has not and will not, infringe, misappropriate or otherwise violate any issued Patent or other material Intellectual Property Rights of any Person, either individually or in the aggregate, that would reasonably be expected to have a Company Material Adverse Effect.

(i)          To the Knowledge of the Company, no third party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Existing Patents, either individually or in the aggregate, that would reasonably be expected to have a Company Material Adverse Effect.

(j)          No Company Group Member is a party to any pending, and no Company Group Member has received written notice of any threat of any, action, suit, or proceeding, or any investigation or claim by any Person that claims or alleges that the Exploitation of the Product, once marketed after Regulatory Approval of the Product, infringes on any issued Patent or other material Intellectual Property Rights of any other Person or constitutes misappropriation of any other Person’s material Intellectual Property Rights, including any trade secrets.

(k)         Except for Material Licenses, Permitted Royalty Financing, or as disclosed in Schedule 2.17(k), neither the Company nor any of the Company Subsidiaries has entered into any contractual obligation (i) creating a Lien (other than Permitted Liens) on, or relating to or affecting the Product IP or any of the royalties or other consideration payable to the Company or the Company Subsidiaries under any Material License on, or proceeds from, sales of any Product, (ii) pursuant to which the Company or the Company Subsidiaries has sold, transferred, assigned or pledged to any Person royalties or other consideration payable to the Company or the Company Subsidiaries under any Material License on, or proceeds from, sales of any Product, or (iii) providing for milestone payments or similar development-, commercialization- or intellectual property-related payments to any Person applicable (or that with further development and commercialization may become applicable) to any Product.

Section 2.18        Material Nonpublic Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided the Purchasers or their respective agents or counsel with any information that it believes constitutes or might constitute material, non-public information about the Company. The Company has not provided the Purchasers or their respective agents or counsel any information in connection with the Transaction Documents that will constitute material, non-public information about the Company after the Company’s public release of its earnings for the nine-month period ending September 30, 2026.

Section 2.19        No Additional Representations. Except for the representations and warranties made by the Company in this Article II, neither the Company nor any other person makes any express or implied representation or warranty with respect to any Company Group Member or their respective businesses, operations, assets, liabilities, employees, Employee Benefit Plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Purchasers, or any of their respective Affiliates or representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to any Company Group Member or their respective business, or (ii) except for the representations and warranties made by the Company in this Article II, any oral or written information presented to the Purchasers or any of their respective Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby represents and warrants to the Company, severally for itself and not jointly with any other Purchaser, as of the date hereof (except to the extent made only as of a specified date, in which case as of such date), that:

Section 3.1          Organization and Authority. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where the failure to be so qualified would reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and the Purchaser has the requisite power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

Section 3.2          Authorization.

(a)         The Purchaser has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser, and no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(b)         None of the execution, delivery and performance by the Purchaser of this Agreement, the consummation of the transactions contemplated hereby, or compliance by the Purchaser with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (A) its governing instruments or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound, or to which the Purchaser or any of the properties or assets of the Purchaser may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Purchaser or any of its respective properties or assets except in the case of clauses (i)(A) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(c)         Other than the securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement.

Section 3.3          Purchase for Investment. The Purchaser acknowledges that the Purchased Shares have not been registered under the Securities Act or under any state or other applicable securities laws. The Purchaser (i) acknowledges that it is acquiring the Purchased Shares and the Common Stock issuable upon conversion of the Preferred Stock pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Purchased Shares to any Person in violation of applicable securities laws, (ii) will not sell or otherwise dispose of any of the Purchased Shares or the Common Stock issuable upon conversion of the Purchased Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Shares and of making an informed investment decision, (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), (v) is a “qualified institutional buyer” (as that term is defined in Rule 144A of the Securities Act), (vi) is purchasing the Purchased Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities Laws, and (vii) (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Shares and the Common Stock issuable upon conversion of the Purchased Shares, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (x) an investment in the Purchased Shares and the Common Stock issuable upon conversion of the Purchased Shares indefinitely and (y) a total loss in respect of such investment. Each Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Purchased Shares and the Common Stock issuable upon conversion of the Purchased Shares and to protect its own interest in connection with such investment.

Section 3.4          Brokers and Finders. Except for (a) Evercore Group L.L.C., which the Sixth Street Purchaser represents and warrants it has engaged as its financial advisor in connection with the transactions contemplated hereby and (b) any fees or commissions which are solely the obligation of a Purchaser or its Affiliates, neither any Purchaser nor any Purchaser’s Affiliates nor any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Purchaser, in connection with this Agreement or the transactions contemplated hereby.

Section 3.5          Ownership. As of the date of this Agreement, the Sixth Street Purchaser represents and warrants that neither the Sixth Street Purchaser nor any of its respective controlled Affiliates are the owners of record or the Beneficial Owners of shares of Common Stock or securities convertible into or exchangeable for, or any swaps or other derivative securities whose value is primarily correlated to, Common Stock. As of the date of this Agreement, the HCR Purchaser represents and warrants that neither the HCR Purchaser nor any of its respective controlled Affiliates are the owners of record or the Beneficial Owners of shares of Common Stock or securities convertible into or exchangeable for, or any swaps or other derivative securities whose value is primarily correlated to, Common Stock.

Section 3.6          U.S. Persons. The Purchaser is not a “foreign person” as such term is defined in 31 CFR § 800.224.

Section 3.7          Acknowledgment of No Other Representations or Warranties. The Purchaser acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and other Company Group Members. Each Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article II, neither the Company nor any of the Company Subsidiaries, nor any other Person, makes any express or implied representation or warranty with respect to any Company Group Member or their respective businesses, operations, assets, liabilities, employees, Employee Benefit Plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties and the Purchaser acknowledges that neither it nor any Affiliate thereof have relied on any information or material other than the express representations and warranties set forth in Article II. In particular, without limiting the foregoing disclaimer, neither the Company nor any of the Company Subsidiaries, nor any other Person, makes or has made any representation or warranty to the Purchaser, or any of its Affiliates or representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to any Company Group Member or their respective business, or (ii) except for the representations and warranties made by the Company in Article II, any oral or written information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in Article II, neither the Company nor any of its Affiliates shall have any liability (except in the case of actual fraud) to the Purchaser or its Affiliates or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Company or its Affiliates to the Purchaser or its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

ARTICLE IV
COVENANTS

Section 4.1          Securities Laws Disclosure. The Company shall (a) by the Disclosure Time, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto (with such omitted or redacted portions as the Company may reasonably determine is permissible under applicable rules and regulations promulgated under the Securities Act and the Exchange Act), with the SEC within the time required by the Exchange Act. Other than as expressly requested by the Purchasers in writing, the Company will not after the date hereof provide the Purchasers any information that will constitute material, non-public information about the Company [***]. The Company and the Purchasers shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of a Purchaser, or without the prior consent of a Purchaser, with respect to any press release of the Company, which consent, in each case of the Company and the Purchasers, shall not unreasonably be withheld or delayed; provided, that no such consent shall be required for, and the consultation requirement in this sentence shall not apply to, any press release or other public statement that is, in all material respects, consistent with prior press releases or public statements with respect to the transactions contemplated hereby that were previously issued or made in compliance with this Section 4.1 or otherwise consented to by the other party; provided, further, that the foregoing consent and consultation requirements shall not apply if such disclosure is required by Law, in which case the disclosing party shall provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of a Purchaser without the prior written consent of such Purchaser, except (a) as required by federal securities Law in connection with (i) any registration statement and (ii) the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Nasdaq regulations, in which case the Company shall provide such Purchaser with prior notice of such disclosure.

Section 4.2          Non-public Information. The Company covenants and agrees that, after the Disclosure Time, neither it, nor any other Person acting on its behalf will provide a Purchaser or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto such Purchaser shall have consented to the receipt of such information and agreed with the Company to keep such information confidential; provided, however, that the foregoing shall not apply to any information provided to any member of the Board who is or becomes affiliated with any Purchaser; provided, further, that the foregoing shall not restrict the Company’s ability to provide any information prescribed by Section 4.11 of this Agreement or any notice required under Section 2(d) of the Registration Rights Agreement (provided further that the Company shall not include any additional detail in such notice with respect to the underlying reason for such postponement or suspension).

Section 4.3          Restriction on Trading. Each Purchaser understands and confirms that such Purchaser shall not be able to effect transactions in the Company’s securities (other than directly with the Company or with the Company’s prior written consent) until [***]

Section 4.4          Tax Matters.

(a)         Each Purchaser and the Company agree that it is their intention that, for U.S. federal (and applicable state and local) income Tax purposes (such tax treatment, the “Intended Tax Treatment”), (i) the Purchased Shares are equity (and not debt), (ii) not to treat the Purchased Shares (based on their terms as set forth in the Certificate of Designations) as “preferred stock” within the meaning of Section 305 of the Code, and Treasury Regulation Section 1.305-5 for U.S. federal income tax and withholding tax purposes, and (iii) the Holders shall not be required to include in income as a dividend any amounts in respect of the Purchased Shares unless and until dividends are declared and paid in cash thereon in accordance with the terms of the Certificate of Designations. The Company will, and will cause any paying agent or other agent of the Company to, report consistently with, and take no positions or actions inconsistent with (including on any IRS Form 1099 or any other information return) the Intended Tax Treatment (including by way of withholding) unless otherwise required by (A) a change in Law that is binding on the Company or a Purchaser (as applicable) or (B) a good faith resolution of a tax audit or other judicial or administrative proceeding that is binding on the Company or a Purchaser (as applicable).

(b)         Subject to Section 4.4(a) above, the Company and its paying agent shall be entitled to withhold Taxes on all payments on the Purchased Shares and the Common Stock issuable upon conversion thereof to the extent required by applicable Law. The Company shall use reasonable best efforts to (i) notify a Holder at least ten (10) business days prior to any withholding on payments to a Holder, and (ii) give the Holder a reasonable opportunity to provide any form or certificate to reduce or eliminate such withholding.

(c)         At a Holder’s request in connection with any sale, redemption, or other exchange of Purchased Shares or Common Stock held by a Holder, the Company shall use reasonable efforts to determine within fifteen (15) days of receipt of request from the Holder whether it is a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code (a “USRPHC”) and shall promptly notify the Holder in writing of its determination of its status as a USRPHC and shall provide to the Holder a statement in accordance with Treasury Regulations Section 1.897-2(h)(1) where it determines the interest being sold is not a U.S. real property interest within the meaning of Section 897 of the Code, or otherwise inform the Holder in writing that it cannot make such certification under applicable law.

(d)         For so long as any Purchased Shares or any shares of Common Stock issuable upon conversion of the Purchased Shares are outstanding, the Company is and will remain classified as a corporation for U.S. federal income tax purposes.

Section 4.5          Legend.

(a)         Each Purchaser agrees that any certificates or other instruments representing the Preferred Stock or Common Stock subject to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT WERE ISSUED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF JULY 1, 2026, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b)         Upon request of a Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Preferred Stock or Common Stock to be transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement. Each Purchaser acknowledges that the Preferred Stock and Common Stock issuable upon conversion of the Preferred Stock or, if applicable, issued pursuant to this Agreement have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Preferred Stock or Common Stock issuable upon conversion of the Preferred Stock or, if applicable, issued pursuant to this Agreement, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

Section 4.6          Shares Reserved for Conversion. At any time that any Preferred Stock is outstanding, the Company (a) shall at all times, including any time that the Authorized Threshold is not met, take all action permitted by law, including calling meetings of stockholders and soliciting proxies for any necessary stockholder vote, to increase the authorized Common Stock of the Company to include forty-five million (45,000,000) authorized but unissued shares of Common Stock (as such number shall be adjusted to account for stock splits, stock dividends, combinations, recapitalizations and similar events affecting the Company’s Capital Stock, or may be reduced as a result of prior conversions or redemptions of Preferred Stock, in an amount commensurate with the number of shares of Preferred Stock converted or redeemed compared to the total number of shares of Preferred Stock issued on the Closing Date) solely for the purpose of effecting conversions of the Preferred Stock into shares of Common Stock (the “Authorized Threshold”), (b) shall at any time the number of shares of Common Stock reserved for the conversion of the Preferred Stock is insufficient for the conversion of all shares of Preferred Stock into Common Stock, then the Company shall use its reasonable best efforts to take all action permitted by law, including calling meetings of stockholders and soliciting proxies for any necessary stockholder vote to increase the authorized Common Stock of the Company to permit such conversion and (c) shall not effect any voluntary deregistration under the Exchange Act or any voluntary delisting of the Common Stock from Nasdaq except as part of a Change of Control (as defined in the Certificate of Designations).

Section 4.7          Anti-Takeover Provisions. From and after the date hereof, the Company shall use reasonable best efforts to, and shall cause each of the Company Subsidiaries to (a) take all reasonable action necessary within their control (other than waiving any of the Company’s rights under this Agreement) so that no “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation or any anti-takeover or similar provision in the Certificate of Incorporation, bylaws or similar organizational documents of the Company or any of the Company Subsidiaries is applicable to any Purchaser and its Affiliates Beneficially Owning the Preferred Stock or the Common Stock to be issued upon conversion of the Preferred Stock, and (b) not adopt or repeal, as the case may be, any shareholder rights plan, “poison pill” or similar measure that is applicable to any of the foregoing or which would prevent any of each Purchaser and its Affiliates from exercising any of the rights contemplated hereby or by the Certificate of Designations or from acquiring Preferred Stock (or Common Stock issuable upon conversion of the Preferred Stock).

Section 4.8          Stockholder Approval. If required by the rules of Nasdaq to permit conversion of all shares of Preferred Stock into shares of Common Stock, the Company shall (a) seek Stockholder Approval at the Company’s 2027 annual meeting of stockholders or (b) if such annual meeting is not held by June 30, 2027, schedule a special meeting of stockholders no later than June 30, 2027, for the purpose of obtaining Stockholder Approval, and shall provide to each stockholder entitled to vote at such meeting a proxy statement that shall solicit the affirmative vote of each of the Company’s stockholders entitled to vote at such meeting for the Stockholder Approval, and shall include the recommendation of the Company Board that such proposal be approved. The Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. The Company shall use its reasonable best efforts to obtain such Stockholder Approval, and request that its officers and directors cast their proxies in favor of such proposal. If the Company has not obtained Stockholder Approval at the stockholder meeting, the Company shall seek Stockholder Approval at each annual meeting until the earlier of the date on which Stockholder Approval is obtained or the Preferred Stock that requires Stockholder Approval is no longer outstanding.

Section 4.9          Limitation on Indebtedness.

(a)         Without the consent of the holders of a majority of the outstanding Preferred Stock, on or after the Closing Date and for as long as any Preferred Stock is outstanding, the Company shall not, and shall not permit any Company Group Member, directly or indirectly, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise (“Incur” or “Incurrence”) for aggregate Indebtedness (other than Permitted Indebtedness) in an amount greater [***] ([***]) (the “Base Debt Cap”); provided, that if, at the time of any Incurrence of Indebtedness, the Market Capitalization of the Company is greater than [***], then the Company Group may Incur Indebtedness such that, taking into account all other Indebtedness of the Company Group then outstanding, the aggregate principal amount of all Indebtedness of the Company Group does not on a pro forma basis exceed the greater of:

(1)         [***]; and

(2)         [***].

(b)         For the purposes of this Section 4.9 and calculating the [***], “Indebtedness” shall exclude (i) the Current Royalty Obligations and (ii) any Permitted Royalty Financing.

Section 4.10        Limitation on Restricted Payments. Without the consent of the holders of a majority of the outstanding Preferred Stock, on or after the Closing Date and for as long as any Preferred Stock is outstanding, the Company shall not make or declare any Restricted Payment, or make any deposit for any Restricted Payment, in each case, other than any Restricted Payment that, at the time of and after giving effect to such Restricted Payment, does not result in the aggregate amount of all Restricted Payments since the date hereof to exceed the Restricted Payments Cap that is in effect at such time.

Section 4.11        Non-Compliance Events. On written request by the holders of a majority of the outstanding Preferred Stock, the Company shall provide [***], with reasonable supporting documentation, as of the last day of the prior fiscal quarter to demonstrate compliance with Section 4.9 and Section 4.10. In addition, (i) upon written request by the holders of a majority of the outstanding Preferred Stock, the Company shall confirm, via written notice within [***], to the holders of the outstanding Preferred Stock that no event of non compliance of the Company with Section 4.9 or Section 4.10 has occurred or exists and (ii) if such event of non-compliance exists, is continuing and is actually known to an officer of the Company, the Company shall send to each holder of the outstanding Preferred Stock notice of such event of non-compliance promptly after such event is known to such officer of the Company. Notwithstanding the foregoing, in respect to any transaction or series of related transactions in an amount of [***]or lower, upon the Company becoming aware of any event of non-compliance with Section 4.9 or Section 4.10, the Company shall have a period of [***]from the date of such awareness to cure or remedy such non-compliance, provided that the Company is diligently pursuing such cure or remedy during such period.

Section 4.12        Transfer Restrictions.

(a)         From the Closing Date until [***], each Purchaser shall not, directly or indirectly, sell, transfer, assign, pledge, hypothecate or otherwise dispose of (each, a “Transfer”) any Purchased Shares (including any shares of Preferred Stock issued as dividends thereon in accordance with the Certificate of Designations) to any Person, other than to one of its Affiliates, without the prior written consent of the Company (the “Transfer Restrictions”).

(b)         Prior to effecting any Transfer of any Purchased Shares (including any shares of Preferred Stock issued as dividends thereon in accordance with the Certificate of Designations), each Purchaser shall provide the Company with at least two (2) business days’ prior written notice of such proposed Transfer.

(c)         A Purchaser shall not, at any time, directly or indirectly, Transfer any Purchased Shares (including any shares of Preferred Stock issued as dividends thereon in accordance with the Certificate of Designations) to any Person that is a Prohibited Transferee. A Purchaser shall not be deemed to have breached this Section 4.12(c) with respect to any such Transfer so long as such Purchaser acts in good faith, based on generally available public information and the advice of its legal and financial advisors and after reasonable inquiry, in determining that neither such Person nor any of its Affiliates is a Prohibited Transferee.

(d)         As a condition to any Transfer to an Affiliate permitted under this Section 4.12, the transferee shall agree in writing, for the benefit of the Company and in form and substance reasonably satisfactory to the Company, to be bound by the terms of this Agreement applicable to such Purchaser, and such Purchaser shall remain liable for any breach of this Agreement by such transferee.

(e)         Notwithstanding anything to the contrary in this Section 4.12, the restrictions in this Section 4.12 shall not apply to (i) any Transfer following any liquidation, dissolution or winding up, or voluntary or involuntary bankruptcy, of the Company or any material Company Subsidiary or (ii) any shares of Common Stock issued upon conversion of the Preferred Stock.

(f)          Any attempted Transfer of any shares of Preferred Stock shall be conditioned on (i) the transferee or purchaser of such shares of Preferred Stock agreeing in writing to the provisions of this Section 4.12 and (ii) the transferee or purchaser of such shares of Preferred Stock delivering to the Company an IRS Form W-9 or an IRS Form W-8IMY indicating that the transferee or purchaser is a withholding foreign partnership or a nonwithholding foreign partnership one hundred percent (100%) of the beneficial owner(s) of which are withholding foreign partnership(s), in each case, certifying an exemption from U.S. federal withholding Taxes, as applicable, duly executed by the transferee or purchaser.

(g)         Any attempted Transfer in violation of this Section 4.12 shall be null and void ab initio.

(h)         The Company may once per fiscal quarter update the Prohibited Transferees list set forth on Schedule D to include additional parties that are Competitors (as defined on Schedule D) or investment funds or financial institutions that own a material interest in a Competitor (per Schedule D) of the Company. If the Company updates the Prohibited Transferees list, it shall provide written notice to each Purchaser of such updates. At all times, upon request, the Company shall promptly provide to each Purchaser a current list, in writing, of the Prohibited Transferees.

Section 4.13        Optional Additional Investment. The Sixth Street Purchaser or one of its Affiliates may, in its sole and unfettered discretion, elect (subject to approval by the Company’s Board of Directors) to provide additional capital to the Company in an amount up to $66,100,000 from time to time in such amounts as the Sixth Street Purchaser may determine, on terms substantially identical to the Purchased Shares. Nothing in this provision shall be construed as a commitment or obligation of the Sixth Street Purchaser or any of its Affiliates to make any such additional advances, and the Company acknowledges that it has no right to request or receive any additional capital hereunder.

ARTICLE V
INDEMNITY

Section 5.1          Indemnification by the Company. Subject to the terms set forth in this Article V, from and after the Closing, the Company agrees to indemnify each Purchaser and its Affiliates and its and their respective officers, directors, managers, employees, partners, representatives and agents (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, and pay, any and all actual losses, damages, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of outside counsel and all other reasonable expenses incurred in connection with investigating, defending, or preparing to defend, any such matter that may be incurred by them or asserted against or involve any of them) (collectively, “Losses”), whether or not involving a Third-Party Claim, incurred by or asserted against such Purchaser Related Parties, as a result of or arising out of (i) the failure of the representations or warranties made by the Company contained in Article II or in any certificate delivered pursuant hereto to be true and correct, or (ii) the breach of any of the covenants of the Company contained herein; provided, that in the case of the foregoing clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty as set forth in Section 5.5; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given written notice (stating in reasonable detail the basis of the claim for indemnification) to the Company shall constitute the date upon which such claim has been made; provided, further, for the purposes of this Section 5.1 calculating the amount of Losses and for determining whether a breach of any representation or warranty has occurred for purposes of this, all materiality, Company Material Adverse Effect and similar qualifiers contained in Article II shall be disregarded therefrom.

Section 5.2          Indemnification by the Purchaser. Subject to the terms set forth in this Article V, from and after the Closing, each Purchaser agrees, severally and not jointly (on a pro rata basis in accordance with each Purchaser’s Purchased Shares), to indemnify the Company Group and its and their respective officers, directors, managers, employees, partners, representatives and agents (collectively, “Company Related Parties”) from, and hold each of them harmless against, and pay, any and all Losses, whether or not involving a Third-Party Claim, incurred by or asserted against such Company Related Parties as a result of, or arising out of, (a) the failure of any of the representations or warranties made by such Purchaser contained in Article III or in any certificate delivered pursuant hereto to be true and correct or (b) the breach of any of the covenants of such Purchaser contained herein; provided, that in the case of the immediately preceding clause (a), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty as set forth in Section 5.5; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Company Related Party shall have given written notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made.

Section 5.3          Indemnification Procedure.

(a)         A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by written notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification it may claim in accordance with this Article V, except as otherwise provided in Sections 5.1 and 5.2 and except to the extent the indemnifying party is materially prejudiced by such failure.

(b)          Promptly after any Company Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each, a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim; provided, that failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. Such notice shall specify in reasonable detail the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party shall have the right to assume and control the defense of, and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to assume and control the defense or settle such Third-Party Claim, it shall promptly, and in no event later than fifteen (15) business days after notice of such indemnification claim, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all reasonable respects in the defense thereof and/or the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and related to such Third-Party Claim and in the Indemnified Party’s possession or control. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its own expense, to participate in the defense of such asserted liability and any negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within fifteen (15) business days of when the Indemnified Party provides written notice of a Third-Party Claim, failed to assume the defense or settlement of such Third-Party Claim and notify the Indemnified Party of such assumption, or (B) the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then, in each case, the Indemnified Party shall have the right to select a separate counsel and, upon prompt notice to the Indemnifying Party, assume such settlement or legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party; provided, that the Indemnified Parties shall not be entitled to reimbursement of fees and expenses of more than one firm of separate counsel (other than in respect of appropriate local counsel in the applicable jurisdiction). Notwithstanding any other provision of this Agreement, neither the Indemnifying Party nor the Indemnified Party shall settle any indemnified claim without the written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), unless the settlement thereof (x) does not involve any Governmental Entity and (y) imposes no liability, restriction or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the Indemnified Party or the Indemnifying Party, as applicable.

Section 5.4          Tax Matters. All indemnification payments under this Article V shall be treated as adjustments to the Purchase Price for U.S. federal income tax purposes, except as otherwise required by applicable Law.

Section 5.5          Survival. The representations and warranties of the parties contained in this Agreement shall survive for twelve (12) months following the Closing. The covenants and agreements of the parties contained in this Agreement required to be performed prior to the Closing Date shall survive for twelve (12) months following the Closing. All other covenants or other agreements of the parties contained in this Agreement that are required to be performed after the Closing Date shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

Section 5.6          Limitations on Indemnification.

(a)         In the case of any matter for which a party may seek indemnification under this Article V:

(1)         no Losses shall be indemnifiable under Section 5.1(i) or Section 5.2(i) unless and until the Purchaser Related Parties or the Company Related Parties, as the case may be, have suffered, incurred, sustained or become subject to Losses referred to in Section 5.1(i) or Section 5.2(i), respectively, in the aggregate in excess of one percent (1%) of the Purchase Price (the “Deductible”), in which case the Indemnified Parties shall be entitled to recover the amount of such Losses in excess of the Deductible; provided, however, that this Section 5.6(a)(1) shall not apply to the failure of any of the representations and warranties of the Company contained in Section 2.1(a), Section 2.2, Section 2.3(a), Section 2.4, or Section 2.8 or the failure of any of the representations and warranties of a Purchaser contained in Section 3.1, Section 3.2(a) or Section 3.4 to be true and correct; and

(2)         no Losses shall be indemnifiable pursuant to Section 5.1(i) or Section 5.2(i) as a result of, or arising out of the failure of, any of the representations and warranties of the Company or a Purchaser, as applicable, to be true and correct (other than the representations and warranties of the Company contained in Section 2.1(a), Section 2.2, Section 2.3(a), Section 2.4, or Section 2.8 and the representations and warranties of the Purchaser contained in Section 3.1, Section 3.2(a) or Section 3.4) if the amount of Losses with respect to such indemnity claim is less than one hundred thousand dollars ($100,000) (each such claim referred to in this Section 5.6(a)(2) being referred to as a “De Minimis Claim”), and no such De Minimis Claim shall be counted towards the Deductible.

(b)         In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification payment has been made, shall be increased by any net Tax detriment (determined on a with and without basis) actually incurred by an Indemnified Party or its Affiliates or its direct and indirect partners, as a result of the receipt or accrual of the indemnification payment required to be made hereunder in respect of such Losses and shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses or pursuant to any contribution rights, (ii) any amounts actually recovered by the Indemnified Party from any Person with respect to such Losses (including pursuant to any indemnification agreement or arrangement with any third party) and (iii) any net Tax Benefit (determined on a with and without basis) actually realized by the Indemnified Party or its Affiliates or its direct and indirect partners, in each of clauses (i), (ii) and (iii), calculated net of any out-of-pocket documented reasonable expenses related to the receipt of such recovery, including any incremental insurance premium costs (it being understood that with respect to clauses (i) and (ii), each Indemnified Party shall use its reasonable best efforts to pursue all available insurance recoveries and indemnification). For the purposes hereof, “Tax Benefit” shall mean any cash refund of Taxes paid or credit of or reduction in the amount of cash Taxes which otherwise would have been paid in the year such Losses were incurred or in the following year.

(c)         In respect of any Loss for which indemnification may be sought pursuant to this Article V, nothing herein shall relieve an Indemnified Party from its duty to mitigate its Losses under applicable Laws. If an Indemnified Party shall have failed to mitigate any Loss to the extent required by the preceding sentence, then notwithstanding anything contained in this Agreement to the contrary, neither the Company nor a Purchaser (as the case may be) shall be required to indemnify such Indemnified Party for that portion of the Losses that would reasonably be expected to have been avoided if such Indemnified Party had not failed to mitigate any Loss to the extent required by the preceding sentence.

(d)         Upon making payment to an Indemnified Party for any claim for indemnification pursuant to this Article V, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any other Persons with respect to the subject matter of such claim, and the Indemnified Party shall take such actions, at the cost and expense of the Indemnifying Party, as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other Persons as the Indemnified Party or its Affiliates may have; provided, however, that the Indemnifying Party shall not be subrogated with respect to any cost of recovery to an Indemnified Party or any indemnified Losses not covered by reason of a limitation of liability provision set forth in this Article V.

Section 5.7          Limitation on Damages. Notwithstanding any other provision of this Agreement, except in the case of actual fraud, neither party hereto, shall have any liability to the other party pursuant to this Article V, in respect of any claim made pursuant to Section 5.1(i) or Section 5.2(i), in excess of the respective Purchase Price, and neither party shall be liable for any exemplary or punitive damages, remote or speculative Losses or any other damages arising out of, or in connection with, this Agreement or the transactions contemplated hereby to the extent not reasonably foreseeable (in each case, unless any such damages are specifically awarded pursuant to a Third-Party Claim).

Section 5.8          Exclusive Remedy. Except in the case of actual fraud, from and after the Closing, recovery pursuant to this Article V shall constitute the Indemnified Parties’ sole and exclusive remedy for any and all Losses relating to, or arising from, this Agreement and the transactions contemplated hereby; provided, however, that the foregoing shall not be deemed to deny any party injunctive or equitable relief when it is otherwise available under Section 6.13 or applicable Law. Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, nothing shall limit any claims or recoveries in respect of actual fraud.

ARTICLE VI
MISCELLANEOUS

Section 6.1          Expenses. Except as set forth in this Agreement, each party will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

Section 6.2          Amendment; Waiver. This Agreement may be amended, modified, supplemented or waived in any and all respects only by an instrument in writing signed by the Company and Purchasers that hold a majority of the Purchased Shares; provided, however, that (a) any amendment, modification, supplement or waiver that would materially and adversely affect a Purchaser, solely in its capacity as a Purchaser and without giving effect to any Affiliate or other status, in a manner different from or disproportionate to the effect on the other Purchaser, solely in its capacity as a Purchaser and without giving effect to any Affiliate or other status, shall require the consent of the Purchaser so affected and (b) the provisions of Section 4.4 shall not be amended without the consent of each Purchaser who holds any Purchased Shares. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 6.3          Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts (including by .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”)), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page of this Agreement by Electronic Delivery shall be deemed to be an original and effective as delivery of a manually executed counterpart of this Agreement. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 6.4          Governing Law. This Agreement, and all claims, controversies or causes of action arising in connection herewith (whether sounding in tort, statute or contract), shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 6.5          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT (INCLUDING THE PERFORMANCE THEREOF) OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT MAKES THIS WAIVER VOLUNTARILY AND THAT THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.5.

Section 6.6          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered by hand, or sent by email, or sent by reputable overnight courier service and shall be deemed to have been duly delivered and received hereunder when so delivered by hand, or, if mailed, one business day after mailing by reputable overnight courier service or, if emailed, on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating nondelivery is promptly received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other parties hereto in accordance with this Section 6.6):

(a)         If to any Purchaser, at its address or e-mail address set forth on Schedule A, or such address as subsequently modified by written notice given in accordance with this Section 6.6.

(b)         If to the Company:

BridgeBio Pharma, Inc.
3160 Porter Dr., Suite 250
Palo Alto, California

Attention:	[***]
Email:	[***]

with a copy to (which copy alone shall not constitute notice):

Latham & Watkins LLP
801 Jefferson Avenue, Suite 300
Redwood City, California 94063
Attention:	Haim Zaltzman
Drew Capurro
Reza K. Mojtabaee-Zamani
Eric Rice
Email:	[***]
[***]
[***]
[***]

Section 6.7          Entire Agreement. This Agreement and the other Transaction Documents, together with any Exhibits and Schedules hereto or thereto constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.

Section 6.8          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that any Purchaser may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more of its Affiliates in accordance with Section 12(a) of the Certificate of Designations. In the event of an assignment contemplated by this Section 6.8, such assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 6.9          Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and, unless specified otherwise, references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

The term “business day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks are generally required or authorized by Law to be closed in New York City, New York.

The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

The words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation.”

The phrase “to the extent” means the degree to which a matter extends (rather than “if”).

The word “or” is not exclusive, and the term “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

In addition, the following terms are ascribed the following meanings:

“Accredited investor” shall have the meaning set forth in Section 3.3.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other person; provided, that (i) portfolio companies in which any Person or any of its Affiliates has an investment shall not be deemed an Affiliate of such Person (other than for purposes of Section 3.4, Section 3.5 and Section 3.7), (ii) no Company Group Member, and none of the Company’s other controlled Affiliates, will be deemed to be Affiliates of the Purchaser for purposes of this Agreement and (iii) each Company Subsidiary shall be deemed to be an Affiliate of the Company and of each other Company Subsidiary. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Alexion License” means that certain License Agreement, dated as of September 9, 2019, between Alexion Pharma International Operations Unlimited Company and Eidos Therapeutics, Inc., as amended from time to time.

“Authorized Threshold” shall have the meaning set forth in Section 4.6.

“Bankruptcy Code” means Title 11 of the U.S. Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Laws” means collectively, bankruptcy, examinership, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws of the U.S., including the Bankruptcy Code, or other applicable jurisdictions from time to time in effect affecting the enforcement of creditors’ rights generally.

“Base Debt Cap” shall have the meaning set forth in Section 4.9(a).

“Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining any Person’s Beneficial Ownership, such person shall be deemed to be the Beneficial Owner of any Equity Securities which may be acquired by such person, whether within sixty (60) days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Company or any Company Subsidiary or that primarily relate to Equity Securities of the Company.

“Bylaws” shall have the meaning set forth in Section 2.1(a).

“Capital Lease” means in respect of any Person, leases of (or other agreements conveying the right to use) any property (whether real, personal, or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as capital leases on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

“Capital Stock” means any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests of a limited partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing, but, to avoid doubt, shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition.

“Capitalization Date” shall have the meaning set forth in Section 2.2(a).

“Cash Equivalents” means:

(a)         U.S. dollars and foreign currency received in the ordinary course of business or exchanged into U.S. dollars within one hundred eighty (180) days;

(b)         securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided that the full faith and credit of the U.S. is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(c)         certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, U.S. dollar denominated deposit accounts with domestic national or commercial banks, including overnight bank deposits, in each case, with any commercial bank organized under the laws of the U.S. or any state, commonwealth or territory thereof having capital and surplus in excess of five hundred million dollars ($500,000,000) and a rating at the time of acquisition thereof of “P-1” or better from Moody’s or “A-1” or better from S&P, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally;

(d)         repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (b) and (c) above and clause (f) below entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)         commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “P-1” or higher from Moody’s or “A-1” or higher from S&P, or carrying an equivalent rating by a nationally recognized statistical ratings organization (within the meaning of Section 3(62) of the Exchange Act), if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and in each case maturing within one year after the date of acquisition;

(f)          securities issued and fully guaranteed by any state, commonwealth or territory of the U.S., any member of the European Union or, in each case, by any political subdivision or taxing authority thereof, which are unconditionally guaranteed as a full-faith and credit obligation of such government with maturities of twenty-four (24) months or less from the date of acquisition; and

(g)         money market funds at least ninety-five percent (95%) of the assets of which constitute “Cash Equivalents” of the kinds described in clauses (a) through (f) of this definition.

“Certificate of Designations” shall have the meaning set forth in the Recitals.

“Certificate of Incorporation” shall have the meaning set forth in Section 2.1(a).

“Chosen Courts” shall have the meaning set forth in Section 6.14.

“Clinical Trial” means a clinical trial intended to support a Regulatory Approval or Commercialization of any Product.

“Closing” shall have the meaning set forth in Section 1.2(a).

“Closing Date” shall have the meaning set forth in Section 1.2(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercialization” means any and all activities directed to the distribution, marketing, detailing, promotion, use, selling and securing of reimbursement for a prescription drug product (including using, importing, selling and offering for sale of such product), and shall include post-Regulatory Approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, or transporting a product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization. For clarity, “Commercialization” excludes Development and Manufacturing activities.

“Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Company Board” shall have the meaning set forth in Section 2.3(a).

“Company Equity Plans” means the Amended and Restated 2019 Inducement Equity Plan of the Company, the 2021 Amended and Restated Stock Option and Incentive Plan of the Company, the Second Amended and Restated 2021 Stock Option and Incentive Plan of the Company, the Amended and Restated 2019 Employee Stock Purchase Plan of the Company, the Eidos Therapeutics, Inc. Amended and Restated 2018 Stock Option and Incentive Plan and the Eidos Therapeutics, Inc. Amended And Restated 2016 Equity Incentive Plan, each as amended from time to time in the ordinary course of business, and the forms of award agreements thereunder.

“Company Group” means the Company and the Company Subsidiaries from time to time.

“Company Group Member” means any corporation, partnership, joint venture, limited liability company, unincorporated association, trust or other entity within the Company Group.

“Company Material Adverse Effect” means, with respect to the Company, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company Group, taken as a whole.

“Company PSUs” shall have the meaning set forth in Section 2.2(a).

“Company Related Parties” shall have the meaning set forth in Section 5.2.

“Company RSUs” shall have the meaning set forth in Section 2.2(a).

“Company Stock Options” shall have the meaning set forth in Section 2.2(a).

“Company Subsidiary” shall have the meaning set forth in Section 2.1(b).

“Consolidated Indebtedness” means, at a particular date, the sum of (without duplication) all Indebtedness of the Company Group for borrowed money determined on a consolidated basis on such date in accordance with GAAP.

“Consolidated Revenue” means, for any period, the total consolidated revenues of the Company Group for such period, determined in accordance with GAAP.

“Current Royalty Obligations” means the royalty obligations described on Schedule C hereto, as the same may be amended, restated, modified or refinanced from time to time.  Notwithstanding the immediately preceding sentence, any upsized amount (i.e. an amount of principal greater than what was outstanding as of July 1, 2026) of such Current Royalty Obligations (and only such upsized amount) would not count as “Current Royalty Obligations” to the extent that such amendment, restatement, modification or refinancing amends such royalty obligations so that it does not qualify as a Permitted Royalty Financing.

“De Minimis Claim” shall have the meaning set forth in Section 5.6(a)(2).

“Deductible” shall have the meaning set forth in Section 5.6(a)(1).

“Development” means all activities relating to discovery, research, development, creation and prosecution of Intellectual Property Rights, non-clinical and clinical testing, toxicology, pharmacology test method development and stability testing, process development, formulation development, quality assurance and quality control development, statistical analysis, conducting clinical trials, regulatory affairs, and obtaining and maintaining Regulatory Approval. When used as a verb, “Develop” shall mean to engage in Development. For clarity, “Development” excludes Commercialization and Manufacturing activities.

“Disclosure Time” means 5:30 p.m. (New York City time) on the fourth (4th) business day immediately following the date hereof.

“Distributor” means any third party that purchases Product in finished form from any Company Group Member, any Affiliate or any Licensee and distributes such Product directly to customers, but does not develop or manufacture such Product and does not make any royalty, profit-share, or other payment to any Company Group Member, any Affiliate or any Licensee, other than payment for the purchase of Product for resale.

“Disclosure Schedule” shall have the meaning set forth in Article II.

“Effect” means any change, event, effect, state of facts, occurrence, development or circumstance.

“Electronic Delivery” shall have the meaning set forth in Section 6.3.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“Employee Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of the Company Subsidiaries.  Company Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Encumbrance” means security interest, lien, pledge, claim, charge, escrow, encumbrance, option, right of first offer, right of first refusal, preemptive right, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment, understanding, or obligation, whether written or oral, and whether or not relating in any way to credit or the borrowing of money.

“Equity Securities” means the equity securities of the Company, including the Common Stock, Preferred Stock and any other securities, options, warrants, rights or instruments that are convertible into or exercisable or exchangeable for shares of Common Stock or that derive their value principally from the appreciation or depreciation in the value of the Common Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

“Exchange Act” shall have the meaning set forth in Section 2.5.

“Existing Debt Agreements” means the Debt Financing Documents as defined in the Certificate of Designations.

“Existing Patents” shall have the meaning set forth in Section 2.17(b).

“Exploitation” means Development, Manufacture and/or Commercialization. When used as a verb, “Exploit” shall mean to engage in Exploitation.

“Federal Healthcare Programs” means the Medicare, Medicaid and TRICARE programs and any other state or federal health care program, as defined in 42 U.S.C. § 1320a-7b(f).

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDA Laws” means all applicable statutes, rules, regulations, orders and Laws administered, implemented, enforced or issued by FDA or any comparable Governmental Entity, including but not limited to the EMA and PMDA.

“GAAP” shall have the meaning set forth in Section 2.5(d).

“Government Official” means any (i) officer, employee or other Person acting for or on behalf of any Governmental Entity or public international organization or (ii) holder of, or candidate for, public office, political party or official thereof or member of a royal family, or any other Person acting for or on behalf of the foregoing.

“Governmental Entity” means any transnational, multinational, domestic or foreign federal, state, provincial or local governmental, regulatory or administrative authority, instrumentality, department, court, arbitrator, agency, commission or official, including any political subdivision thereof, any state-owned or state-controlled enterprise, or any non-governmental self-regulatory agency, commission or authority.

“HCR Purchaser” means HCRx Investments HoldCo, L.P.

“Health Care Program Laws” means collectively, (a) federal Medicare or federal or state Medicaid statutes, (b) Sections 1128, 1128A, 1128B, and 1128G, of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b and 1320a-7h), (c) the federal TRICARE statute (10 U.S.C. § 1071 et seq.), (d) the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), (e) criminal false claims statutes (e.g., 18 U.S.C. §§ 286, 287 and 1001), (f) the Administrative False Claims Act (31 U.S.C. § 3801 et seq.), (g) criminal fraud provisions under HIPAA, (h) any other Laws that directly or indirectly govern Federal Healthcare Programs; and (i) each as amended and the regulations promulgated thereunder.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and all regulations promulgated thereunder.

“Holder” shall have the meaning set forth in the Certificate of Designations.

“Incur” or “Incurrence” shall have the meaning set forth in Section 4.9(a).

“Indebtedness” means for any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness, but in any event including: (i) all obligations for borrowed money, (ii) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business on terms customary in the trade), in each case, that are required to be reflected in the financial statements of the Company, (iii) all obligations evidenced by notes, bonds, debentures, acceptances, or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account, (iv) all obligations, whether or not assumed, secured by any Encumbrance or payable out of the proceeds or production from any property or assets now or hereafter owned or acquired by such Person, (v) all obligations for which such Person is obligated pursuant to a guaranty without duplication with any Indebtedness being guaranteed, (vi) the capitalized portion of lease obligations under Capital Leases, (vii) all obligations of such Person upon which interest charges are customarily paid or accrued and (viii) any royalty, revenue interest, synthetic royalty, revenue participation right or similar financing or purchase transaction; provided, however, that Indebtedness shall not include (a) trade payables, trade receivables and other accounts payable or current liabilities incurred in the ordinary course of business and (b) letters of credit, bankers’ acceptances, performance, surety or appeal bonds, bank guarantees and similar instruments incurred in the ordinary course of business, in each case under clauses (a) and (b) to the extent not representing or relating to obligations for borrowed money (and, in the case of any such letter of credit or similar instrument, except to the extent drawn and not reimbursed in respect of obligations for borrowed money, other than any letters of credit supporting real estate leases).

“Indemnified Party” shall have the meaning set forth in Section 5.3(b).

“Indemnifying Party” shall have the meaning set forth in Section 5.3(b).

“IND” means an investigational new drug application, Clinical Trial application, Clinical Trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to initiate human clinical testing of a pharmaceutical product in such jurisdiction, including any such application submitted to the FDA pursuant to 21 C.F.R. Part 312, as well as all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

“Intellectual Property Rights” means any and all of the following as they exist at any time (a) Patents; (b) registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing; (c) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above; (d) Know-How; and (e) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing.

“Intercompany License” means any intercompany license with respect to or related to the Product, Product IP or any other Product Asset by and among any of the Company, any Company Subsidiary and any Affiliates of any Company. For the avoidance of doubt, the Swiss Intercompany License is an Intercompany License.

“Intended Tax Treatment” shall have the meaning set forth in Section 4.4.

“Know-How” means any and all non-public, proprietary or confidential information, know-how and trade secrets, including processes, formulae, methods, models and techniques, rights in research in progress, algorithms, data, databases, data collections, and the results of experimentation and testing, including relating to chemical and biological materials (any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and samples.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the individuals set forth in Schedule 1.1.

“Law” or “Laws” means any statute, law, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by any Governmental Entity.

“Licensed Existing Patents” shall have the meaning set forth in Section 2.17(b).

“Licensee” means a third party (other than a Distributor in its capacity as a Distributor) to whom any Related Party (including, for clarity, another Licensee) has granted a license or sublicense to Develop or Commercialize the Product in the Territory.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien, license or sublicense or charge of any kind (including any agreement to give any of the foregoing), whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature thereof and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Losses” shall have the meaning set forth in Section 5.1.

“[***]” shall have the meaning set forth in the definition of “Restricted Payments Cap.”

“Manufacturing” means manufacturing, production, formulating, processing, filling, finishing, quality control, quality assurance, stability testing, packaging, labeling, shipping, importing, storage and similar activities with respect to a product (and components thereof or therefor), and regulatory compliance with respect to the foregoing. “Manufacture” shall mean to engage in Manufacturing. For clarity, “Manufacturing” excludes Commercialization and Development activities.

“Market Capitalization” means, as of any date of determination, an amount equal to (a) the volume weighted average price of the Company’s Common Stock as reported for the five (5) trading days preceding such date of determination (it being understood that a “trading day” shall mean a day on which shares of the Company’s Common Stock trade on Nasdaq (or, if the primary listing of such common stock is on the New York Stock Exchange, on the New York Stock Exchange) in an ordinary trading session) multiplied by (b) the total number of issued and outstanding shares of the Company’s Common Stock that are issued and outstanding on the date of the determination and listed on Nasdaq (or the New York Stock Exchange, as applicable), subject to appropriate adjustment for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Material In-License” means, any (a) exclusive in-license agreement or (b) non-exclusive in-license agreement, settlement agreement or other agreement or arrangement, pursuant to which the Company or any of its Affiliates obtains an in-license or a covenant not to sue or similar grant of rights under any Intellectual Property Rights owned or controlled by a third party that are necessary or material for the Exploitation of the Product (except for any non-exclusive licenses granted by a consultant, subcontractor or service provider in connection with and incidental to an agreement or other arrangement for provision of services to the Company, a Company Subsidiary or its Affiliate), in each case of clauses (a) and (b), between the Company or any Company Subsidiary (or its Affiliate), on the one hand, and any third party, on the other hand. For the avoidance of doubt, the Stanford License is a Material In-License.

“Material License” means any Intercompany License, Material In-License or Material Out-License.

“Material Out-License” means, any (a) exclusive out-license agreement or (b) non-exclusive out-license agreement, settlement agreement or other agreement or arrangement, pursuant to which the Company, a Company Subsidiary or any of their respective Affiliates grants an out-license or a covenant not to sue or similar grant of rights under any Product IP (except for any non-exclusive agreement or arrangement that grants only non-exclusive rights solely for the purpose of enabling a consultant, subcontractor or a service provider to Develop, Manufacture or Commercialize any product for or on behalf of the Company, a Company Subsidiary or its Affiliate), in each case of clauses (a) and (b), between the Company or a Company Subsidiary (or its Affiliate), on the one hand, and any third party, on the other hand. For the avoidance of doubt, the Alexion License is a Material Out-License.

“Material Regulatory Liabilities” means (i) any liabilities arising from the violation of FDA Laws, Public Health Laws, Health Care Program Laws, and other applicable comparable Laws, or the requirements applicable to any Registrations (including costs of actions required under applicable Laws, including FDA Laws and Health Care Program Laws, or necessary to remedy any violation of any requirements applicable to any Registrations), including, but not limited to, withdrawal of approval, recall, revocation, suspension, import detention and seizure of any Product, and (ii) any loss of recurring annual revenues as a result of any loss, suspension or limitation of any Registrations, which, in each case of the foregoing clauses (i) and (ii), (a) exceed twenty five million dollars ($25,000,000) individually or in the aggregate or (b) results in a Company Material Adverse Effect.

“Nasdaq” means the Nasdaq Stock Market (or its successor).

“NDA” means a new drug application submitted to the FDA pursuant to 21 U.S.C. § 355 and its implementing regulations at 21 C.F.R. Part 314, and all amendments and supplements to the application, requesting FDA grant Regulatory Approval for a product in the U.S. and similar marketing authorization applications filed with or submitted to the EMA, PMDA, or comparable Regulatory Authorities with jurisdiction over pharmaceutical products, including all supplements and amendments to such applications.

“Net Debt” means, at a particular date, the aggregate principal amount of Consolidated Indebtedness as of such date, net of the amount of Cash Equivalents.

“Net Debt-to-Revenue Ratio” means, as of any date of determination, the ratio of (a) Net Debt as of such date to (b) Consolidated Revenue of the Company Group for the most recently completed trailing twelve (12)-month period for which financial statements are publicly available, in each case determined on a consolidated basis in accordance with GAAP.

“Non-Recourse Party” shall have the meaning set forth in Section 6.15.

“OFAC” shall have the meaning set forth in Section 2.10(d).

“Owned Existing Patents” shall have the meaning set forth in Section 2.17(b).

“Patents” means any and all patents and patent applications, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Permitted Indebtedness”  means (a) the Indebtedness existing on the Closing Date and (b) lease obligations and purchase money indebtedness incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and the consolidated Company Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Liens, and (c) Liens in connection with Permitted Indebtedness under clauses (a) and (b) thereunder.

“Permitted Royalty Financing” means any royalty, revenue interest, synthetic royalty, revenue participation right or similar financing or purchase or sale transaction entered into by the Company or any of the Company Subsidiaries after the Closing Date (including any amendment, restatement, supplement, modification, replacement or refinancing of any Current Royalty Obligation, including any such amendment that upsizes the amount, or changes the economics, of such Current Royalty Obligation), in each case, to the extent:

(a)         the payment obligations consist solely of royalties or similar payments calculated as a percentage of future sales, revenues or other comparable metrics and shall not include any milestone payments, upfront fees, guaranteed minimum payments or other similar payments;

(b)         the transaction is structured as a true sale of the applicable royalty or similar payment, with the purchaser’s or financing party’s recourse limited to such royalty or payment right so sold; provided, a customary back-up security interest granted on intellectual property or regulatory approvals shall be permitted; and

(c)         the transaction does not provide for general recourse to the assets of the Company, any of the Company Subsidiaries or any other Person; provided, that any royalty financing that is substantially similar to the Current Royalty Obligations will be a Permitted Royalty Financing as long as such royalty financing meets the condition in this clause (c); provided, further, that no such royalty financing may provide for any milestone or other fixed payments to the applicable purchaser or financing party (for the avoidance of doubt, “fixed payments” does not include (i) any true-up payments for amounts that were not paid but should have been paid, or (ii) any prepayments, “soft cap” or “hard cap” payments, any buyout amounts, termination amounts or similar amounts related to the early prepayment of such royalty facility).

“Person” means an individual, a corporation, a general or limited partnership, a limited liability company, an association, a trust, other legal entity or organization or Governmental Entity.

“PMDA” means the Japan Pharmaceuticals and Medical Devices Agency, or any successor thereto.

“Preferred Stock” shall have the meaning set forth in the Recitals.

“Proceeding” shall have the meaning set forth in Section 6.14.

“Product” means

(a)         any product that contains the pharmaceutical compound known by the name 3-(3-(3,5-dimethyl-1H-pyrazol-4-yl)propoxy)-4-fluorobenzoic acid, also known as “acoramidis”, or “AG10”, (and any salt, free acid/base, solvate, hydrate, stereoisomer, crystalline or polymorphic form, prodrug, conjugate or complex of acoramidis) in all forms, presentations, doses and formulations (including any improvements and modifications to, metabolites or analogs of and any derivatives therefrom), whether used as a single agent or in combination with other therapeutically active agents (“Acoramidis”);

(b)         any product that contains the pharmaceutical compound known by the name (2R,3S,4S)-Pentane-1,2,3,4,5-pentol, also known as “ribitol”, or “BBP-418”, (and any salt, free acid/base, solvate, hydrate, stereoisomer, crystalline or polymorphic form, prodrug, conjugate or complex of ribitol) in all forms, presentations, doses and formulations (including any improvements and modifications to, metabolites or analogs of and any derivatives therefrom), whether used as a single agent or in combination with other therapeutically active agents (“BBP-418”);

(c)         any product that contains the pharmaceutical compound known by the name 2’-((R)-1-((R)-3-((1-(4-chloro-3-fluorophenyl)-2-methylpropan-2-yl)amino)-2-hydroxypropoxy)ethyl)-3-methyl-[1,1’-biphenyl]-4-carboxylic acid, also known as “encaleret”, or “CLTX-305”, (and any salt, free acid/base, solvate, hydrate, stereoisomer, crystalline or polymorphic form, prodrug, conjugate or complex of encaleret) in all forms, presentations, doses and formulations (including any improvements and modifications to, metabolites or analogs of and any derivatives therefrom), whether used as a single agent or in combination with other therapeutically active agents (“Encaleret”);

(d)         any product that contains the pharmaceutical compound known by the name 3-(2,6-dichloro-3,5-dimethoxyphenyl)-1-(6-((4-(4-ethylpiperazin-1-yl)phenyl)amino)pyrimidin-4-yl)-1-methylurea, also known as “infigratinib”, (and any salt, free acid/base, solvate, hydrate, stereoisomer, crystalline or polymorphic form, prodrug, conjugate or complex of infigratinib) in all forms, presentations, doses and formulations (including any improvements and modifications to, metabolites or analogs of and any derivatives therefrom), whether used as a single agent or in combination with other therapeutically active agents (“Infigratinib”); and

(e)         any other product being researched, developed and/or commercialized by the Company Group from time to time.

“Product Asset” means (a) the Product (including all inventory of the Product), (b) all Product IP and all Regulatory Materials with respect to the Product, (c) all other tangible and intangible assets necessary for, or material to, the Exploitation of the Product, including, without limitation, all Material Licenses and (d) all products and proceeds from the foregoing (including all accounts and payment intangibles arising from the sale, license or other disposition of the Product or Product IP by the Company or any of the Company Subsidiaries).

“Product IP” means all Intellectual Property Rights used for or material to the Exploitation of the Product in the Territory that is owned, licensed or otherwise controlled by any of the Company or the Company Subsidiaries, including, without limitation, the Existing Patents.

“Prohibited Transferee” means any Person set forth on Schedule D.

“Public Health Laws” means all Laws governing the procurement, development, clinical and non-clinical evaluation, product approval or licensure, manufacture, production, analysis, wholesale, distribution, dispensing, importation, exportation, use, handling, quality, sale, labeling, promotion, Clinical Trial registration or post market requirements of any Product subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and the Public Health Service Act (42 U.S.C. § 201 et seq.), as well as comparable applicable foreign Laws, and including without limitation the regulations promulgated by the FDA at Title 21 of the Code of Federal Regulations, and comparable regulations issued by other comparable Governmental Entities, including foreign Governmental Entities with jurisdiction over any Product.

“Purchase Price” shall mean, for each Purchaser, the product of the Purchaser’s Purchased Shares multiplied by $1,000.

“Purchased Shares” shall have the meaning set forth in Section 1.1.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Related Parties” shall have the meaning set forth in Section 5.1.

“Registration Rights Agreement” means that certain Registration Rights Agreement, the form of which is set forth as Exhibit B.

“Registrations” means authorizations, approvals, licenses, permits, certificates, registrations, listings, certificates, or exemptions of or issued by any Governmental Entity that are necessary for the research, development, manufacture, commercialization, distribution, marketing, storage, transportation, pricing, Governmental Entity reimbursement, use and sale of any Product.

“Regulatory Approval” means, with respect to a drug product, any and all approvals, licenses, registrations or authorizations sufficient to Commercialize such product in accordance with applicable laws (excluding any compassionate or emergency use or similar approval or authorization and excluding pricing or reimbursement approvals), including NDA approvals.

“Regulatory Authority” means any Governmental Entity, including the FDA, EMA, PMDA or equivalent authority in the relevant jurisdiction, which has responsibility in granting a Regulatory Approval.

“Regulatory Materials” means Registrations, applications, Regulatory Approvals, and other submissions made to or with any Regulatory Authority in a regulatory jurisdiction, including INDs and NDAs.

“Related Party” means each of the Company Group Members, their Affiliates, and their respective Licensees, as applicable.

“Relevant Persons” shall have the meaning set forth in Section 2.10(b).

“Restricted Payment” means, with respect to any Person, the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the buyback, purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock (other than the Preferred Stock), whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property.  Notwithstanding the foregoing and for the avoidance of doubt, (a) payments in the form of Capital Stock pursuant to an employee benefit plan, (b) any repurchases of Common Stock made under the Company’s publicly announced stock repurchase plan approved by the Board on May 6, 2026, (c) any amounts paid in respect of any convertible notes outstanding, including, without limitation, delivery of Common Stock, cash, or a combination thereof (including delivery of cash in lieu of delivering any fractional shares), (d) any payment (including payment of any premium) or delivery with respect to, or early unwind, settlement or termination of any right to purchase, accelerated share purchase agreement, call option, warrant transaction or other substantively equivalent equity derivative relating to Common Stock in connection with the issuance of any convertible notes outstanding (or deemed executed therewith), and (e) any payments related to Permitted Indebtedness, in each case, shall not constitute Restricted Payments.

“Restricted Payments Cap” means [***]; provided, that (a) on or after January 1, 2028 but prior to the seventh anniversary of the Closing Date, if, at the time of the applicable Restricted Payment, [***] , the Restricted Payments Cap shall not apply; provided, that if [***]; (b) on or after January 1, 2028 but prior to the seventh anniversary of the Closing Date, if the Consolidated Revenue for the most recently completed trailing twelve (12)-month period for which financial statements are available is less than [***]the Restricted Payments Cap for all Restricted Payments at such time (and ignoring any Restricted Payments prior to such time) shall be [***]; and (c) beginning on the seventh (7th) anniversary of the Closing Date, the Restricted Payments Cap for all Restricted Payments after such date (and ignoring any Restricted Payments prior to such seventh (7th) anniversary) shall be [***].

“Safety Notices” shall have the meaning set forth in Section 2.15(d).

“SEC” shall have the meaning set forth in Section 2.5(a).

“SEC Documents” shall have the meaning set forth in Section 2.5(a).

“Securities Act” shall have the meaning set forth in Section 2.5.

“Seller Partner” shall have the meaning set forth in Section 2.15(a).

“Sixth Street Purchaser” means Chinotto Investments, LLC.

“Software” means all computer software, whether in source code and object code formats, including mobile applications, in any and all forms and media, and all related documentation.

“Stanford License” means that certain Exclusive (Equity) Agreement, dated as of April 10, 2016, by and between The Board of Trustees of the Leland Stanford Junior University and Eidos Therapeutics, Inc., as amended from time to time.

“Stockholder Approval” means the affirmative vote of a majority of votes cast at a meeting of the stockholders of the Company (as may be required by the applicable rules and regulations of Nasdaq) approving the issuance of shares of Common Stock upon conversion of the Preferred Stock without limitation as to the number of shares issuable.

“Subsidiary” shall have the meaning set forth in Section 2.1(b).

“Swiss Intercompany License” means that certain License Agreement, dated as of June 30, 2023, by and between Eidos Therapeutics, Inc. and BridgeBio International GmbH, as amended from time to time.

“Tax Benefit” shall have the meaning set forth in Section 5.6(b).

“Taxes” means any federal, state, local, provincial or non-U.S. taxes, charges, fees, levies or other assessments, including income, capital gains, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, production, goods and services, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, escheat, occupancy, license, occupation, employment, payroll, Social Security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest, penalties and additions to tax thereon, related liabilities and additions thereto).

“Territory” means worldwide.

“Third-Party Claim” shall have the meaning set forth in Section 5.3(b).

“Transaction Documents” means this Agreement, the Certificate of Designations and the Registration Rights Agreement.

“U.S.” means the United States of America.

“USRPHC” shall have the meaning set forth in Section 4.4(c).

“Voting Debt” shall have the meaning set forth in Section 2.2(b)

Section 6.10        Captions. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.11        Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 6.12        No Third Party Beneficiaries. Except as expressly provided herein, nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto (and their permitted assigns), any benefit, right or remedy; provided that, the Purchaser Related Parties and the Company Related Parties are express third-party beneficiaries with respect to Article V, each Purchaser’s Affiliates are express third party beneficiaries of Article IV, and any Holders are express third party beneficiaries of Section 4.9 and Section 4.10.

Section 6.13        Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 6.14, without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being (in each case) in addition to any other remedy to which they are entitled at law or in equity. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and without such right, none of the parties would have entered into this Agreement. Each of the parties further agrees not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 6.14        Jurisdiction. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the U.S. District Court for the District of Delaware or, if jurisdiction is not then available in the U.S. District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Chosen Courts”) for the purpose of any claim, suit, action, litigation, arbitration, whether judicial or administrative (each, a “Proceeding”) arising out of or relating to this Agreement, and each of the parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in such court. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Chosen Courts in the event any Proceeding arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of, or relating to, this Agreement, on behalf of itself or its property, in accordance with Section 6.6 (provided, that nothing in this Section 6.14 shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement in any court other than the Chosen Courts. The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The foregoing shall not restrict any party’s right to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment, or to bring suit for the recognition or enforcement of any judgment obtained in any Chosen Court.

Section 6.15        Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to, this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated by this Agreement or the other Transaction Documents or in respect of any representations made or alleged to be made in connection herewith or therewith. Without limiting the rights of either party against the other party hereto, in no event shall either party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

BRIDGEBIO PHARMA, INC.

By:	/s/ Neil Kumar
Name: Neil Kumar
Title: Chief Executive Officer

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

CHINOTTO INVESTMENTS, LLC

By:	/s/ Joshua Peck
Name: Joshua Peck
Title: Vice President

with a copy to (which copy alone shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Steet
New York, NY 10004

550 Hamilton Avenue
Palo Alto, CA 94301
Attention:	Ari B. Blaut
Peter P. Jones
Alan J. Fishman
Email:	[***]
[***]
[***]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

HCRx INVESTMENTS HOLDCO, L.P.

By:	/s/ Clarke B. Futch
Name: Clarke B. Futch
Title: Chairman and Chief Executive Officer

with a copy to (which copy alone shall not constitute notice):

Gibson, Dunn & Crutcher LLP

One Embarcadero Center
Suite 2600
San Francisco, CA 94111
Attention:	Ryan Murr
Email:	[***]

Schedule A

Schedule of Purchasers

Purchaser Name	Purchaser Address and Notice Information	Purchased Shares
Chinotto Investments, LLC	[***]	800,000

HCRx Investments HoldCo, L.P.	[***]	133,900
TOTAL:		933,900